Exhibit 99.1

Vivos Therapeutics Reports Second Quarter 2024 Financial Results and Provides Operational Update

Revenue Increased 19% both Sequentially and Year over Year
Operating Expenses Decreased 31%, Marking Eight Consecutive Quarters of
Year Over Year Improvement Due to Successful Cost Cutting Initiatives

Management to Host Conference Call Today at 5:00 pm ET

LITTLETON, Colo., August 14, 2024 – Vivos Therapeutics, Inc. (“Vivos” or the “Company’’) (NASDAQ: VVOS), a leading medical device and technology company specializing in the development and commercialization of highly effective proprietary treatments for sleep related breathing disorders (including all severities of obstructive sleep apnea (OSA) in adults), today reported financial results and operating highlights for the second quarter and six months ended June 30, 2024.

Second Quarter 2024 Financial and Operating Summary

●	Revenue was $4.1 million for the second quarter of 2024 and $7.5 million for the six months ended June 30, 2024, compared to $3.4 million and $7.3 million for the three and six months ended June 30, 2023, respectively, mainly due increased product revenue from higher sales and lower discounts of Vivos appliances coupled with higher service revenue reflecting an increase in Vivos Integrated Provider (VIP) enrollment revenue, partially offset by lower Myofunctional therapy revenues.

●	Gross profit was $2.7 million for the second quarter of 2024 and $4.6 million for the six months ended June 30, 2024, compared to $2.1 million and $4.4 million for the comparable periods in 2023, primarily attributable to the increase in revenue and partially offset by an increase in cost of sales;

●	Gross margin increased to 65% for the second quarter of 2024, compared to 62% for the second quarter of 2023 due primarily to the revenue increase. Gross margin remained constant at 61% for the six months ended June 30, 2024, compared to the same period in 2023;

●	Operating expenses for the second quarter of 2024 decreased by a significant amount ($2.0 million, or 31%) versus the second quarter of 2023, reflecting the success of Vivos’ cost-cutting initiatives including personnel and related expenses. For the six months ended June 30, 2024 operating expenses decreased by $3.7 million or 26%, compared to the same period in 2023;

●	Vivos’ cost-cutting initiatives also led to a significant year-over-year reduction in operating loss ($2.6 million or 57%), versus the second quarter of 2023. For the six months ended June 30, 2024 operating loss decreased by $3.8 million or 40%, compared to the same period in 2023. Vivos anticipates attaining positive cash flow in early 2025;

●	At June 30, 2024, cash and cash equivalents were $6.9 million while stockholders’ equity was $6.3 million, more than sufficient to demonstrate compliance with Nasdaq’s minimum equity requirement;

●	As of June 30, 2024, patients treated with Vivos’ patented oral appliances totaled over 45,000 worldwide, compared to approximately 40,000 as of the second quarter of 2023. Vivos has also trained more than 2,000 dentists in the use of The Vivos Method and Vivos’ related value-added services, compared to over 1,800 as of the second quarter 2023;

●	In April 2024, Vivos received all required regulatory approvals to enable Medicare reimbursement for its CARE oral devices. This milestone achievement allows millions of Medicare beneficiaries coverage and reimbursement for allowable charges billable to Medicare. The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments;

●	In June 2024, the Company announced a strategic marketing and distribution alliance with an operator of multiple sleep testing and treatment centers in Colorado. This alliance, which Vivos hopes will be the first of a series of similar alliances across the country, marks an important pivot in Vivos’ marketing and distribution model for its cutting edge OSA appliances;

●	Also in June, the Company announced the related closing of a $7.5 million equity growth investment from an affiliate of New Seneca Partners, Inc., a leading North American private equity sponsor based in Southfield, Michigan. This investment materially bolsters Vivos’ cash on hand and stockholders’ equity and will facilitate the launch of the new strategic alliance and potentially other similar alliances, which is expected to positively impact Vivos’ revenue growth.; and

●	Later in June, Vivos announced positive results from a 7-month, multi-site marketing pilot testing the core assumptions behind Vivos’ new affiliation and medical sleep specialist marketing and distribution model. The results revealed that 79% (60 out of 76) newly diagnosed adult OSA patients chose Vivos’ oral appliance therapy over either continuous positive airway pressure (CPAP) machines or choosing to do nothing, while 5% (4 out of 76) of patients declined all treatment options, and 16% (12 out of 76) patients chose to investigate CPAP as an option before making a final decision. No patients in the pilot program opted for surgical or neurostimulation implant options.

Kirk Huntsman, Vivos’ Chairman and Chief Executive Officer, stated, “Today, we reported solid second quarter results as we continued to leverage our broad portfolio of innovative products, and our proprietary core technology and treatment protocols that offer highly effective treatment alternatives for OSA patients. Vivos’ second quarter results included a 19% increase in revenue, both from the first quarter and on a year over year basis. In addition to sequential sales growth, this marked our eighth consecutive quarter where we have reported lower operating expenses on a year over year basis, reflecting the sustained success of our cost-cutting initiatives.”

“Importantly, during the second quarter we announced a new marketing and distribution model based on contractual alliances with medical sleep specialists. This model is designed to better align our interests with referring medical professionals, dentists and sleep treatment providers. We expect this model will substantially expand the number of OSA patients who have access to our full scope of evidence-based products and methods, make our revenue less reliant on VIP enrollments, and build on the other revenue initiatives we’ve been implementing over the past several quarters. As we continue to move more directly and vertically into affiliations and collaborations with medical specialists, functional medicine doctors, and other sleep-related healthcare practitioners, we expect this to positively impact our new case starts, revenue growth and gross profit, while reducing our customer acquisition and related overhead costs.”

Mr. Huntsman continued, “As part of this new model, during the quarter we entered into a strategic marketing and distribution alliance with an operator of multiple sleep testing and treatment centers in Colorado. We began to see patients from this operator in late July and the fourth quarter will be our first full quarter of operations from this new relationship. This is an important milestone for Vivos, and we believe it represents the first in a similar series of alliances that we intend to launch nationwide. Related to this, in the second quarter we also completed a $7.5 million private equity-led investment from New Seneca Partners, who helped us develop our new alliance model over nine months of due diligence and who will also work with us going forward as an advisor to help bolster our growth prospects. We are thrilled to be working with Seneca and appreciate their belief and support for our vision.”

“In summary, our entire team is committed to ensuring this new business model is successful and to maximizing our relationships with our new collaborators. We believe this comprehensive model will expand our boundaries beyond the world of dentistry and offer us greater exposure to a larger base of sleep medicine practitioners, providing us access to a larger pool of patients. Further, we believe this model will complement our other revenue initiatives. Combined, we anticipate that all of these actions we have taken will drive greater revenue, make Vivos cash flow positive and in the long-term help Vivos to reach profitability. In the end, what drives our success is this: Vivos offers adult patients who suffer from OSA an effective, safe, and non-surgical solution for all severities of this debilitating condition. Our solutions work, and when patients are presented with all the facts, data from our studies have shown time and time again that these patients will most often choose Vivos,” Mr. Huntsman concluded.

Vivos encourages investors and other interested parties to join its conference call today at 5:00 p.m. Eastern time (details below), where management will discuss further details on topics including: (i) Vivos’ new collaboration initiatives described herein, expanded product line and revenue potential, (ii) an update on Vivos’ durable medical equipment and other sales and marketing efforts; (ii) additional programs for dentists to enroll with Vivos, and (iv) Vivos’ current cash position and actions taken to reduce expenses and remain compliant with Nasdaq listing standards.

In addition, further information on Vivos’ financial results is included on the attached unaudited condensed consolidated balance sheets and statements of operations, and additional explanations of Vivos’ financial performance are provided in the Vivos’ Quarterly Report on Form 10-Q for the three and six months ended June 30, 2024, which will be filed with the Securities and Exchange Commission (“SEC”). The full 10-Q report will be available on the SEC Filings section of the Investor Relations section of Vivos’ website at https://vivos.com/investor-relations.

Conference Call

To access Vivos’ investor conference call, please dial (800) 717-1738, or for international callers, (646) 307-1865. A replay will be available shortly after the call and can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 1157721. The replay will be available until August 28, 2024.

A live webcast of the conference call can be accessed on Vivos’ website at https://vivos.com/investor-relations. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Vivos Therapeutics, Inc.

Vivos Therapeutics, Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from breathing and sleep issues arising from certain dentofacial abnormalities such as obstructive sleep apnea (OSA) and snoring in adults. The Vivos Method represents the first clinically effective nonsurgical, noninvasive, nonpharmaceutical, and cost-effective solution for treating mild to severe OSA. It has proven effective in over 45,000 patients treated worldwide by more than 2,000 trained dentists.

The Vivos Method includes treatment regimens that employ proprietary CARE appliance therapy and other modalities that alter the size, shape, and position of the jaws and soft tissues that comprise a patient’s upper airway and/or palate. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild-to-severe OSA in adults, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for home sleep testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method. Vivos also employes a marketing and distribution model where it collaborates with sleep-treatment providers to offer patients OSA treatment options and help promote sales of its appliances.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release, the conference call referred to herein, and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including the actual results of the initiatives described herein on Vivos’ future revenues and results of operations or the anticipated benefits of the Company’s new marketing and distribution model described herein) may differ materially and adversely from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (i) the risk that Vivos may be unable to implement revenue, sales and marketing strategies that increase revenues, (ii) the risk that some patients may not achieve the desired results from using Vivos’ products, (iii) risks associated with regulatory scrutiny of and adverse publicity in the sleep apnea treatment sector; (iv) the risk that Vivos may be unable to secure additional financings on reasonable terms when needed, if at all or maintain its Nasdaq listing and (v) other risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations and Media Contact:

John Lee

EVP, Marketing

714-417-0317

jlee@vivoslife.com

-Tables Follow-

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Amounts)

	June 30, 2024	December 31, 2023

Current assets
Cash and cash equivalents	$6,903	$1,643
Accounts receivable, net of allowance of $247 and $251, respectively	395	202
Prepaid expenses and other current assets	554	616

Total current assets	7,852	2,461

Long-term assets
Goodwill	2,843	2,843
Property and equipment, net	3,259	3,314
Operating lease right-of-use asset	1,217	1,385
Intangible assets, net	395	420
Deposits and other	276	307

Total assets	$15,842	$10,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,028	$2,145
Accrued expenses	2,185	2,334
Current portion of contract liabilities	1,795	2,138
Current portion of operating lease liability	484	474
Other current liabilities	151	198

Total current liabilities	6,643	7,289

Long-term liabilities
Contract liabilities, net of current portion	352	289
Employee retention credit liability	1,220	1,220
Operating lease liability, net of current portion	1,280	1,521

Total liabilities	9,495	10,319

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.0001 par value per share. Authorized 50,000,000 shares; no shares issued and outstanding	-	-
Common Stock, $0.0001 par value per share. Authorized 200,000,000 shares; issued and outstanding 3,401,488 shares as of June 30, 2024 and 1,833,877 shares as December 31, 2023	-	-
Additional paid-in capital	105,091	93,462
Accumulated deficit	(98,744)	(93,051)
Total stockholders’ equity	6,347	411
Total liabilities and stockholders’ equity	$15,842	$10,730

VIVOS THERAPEUTICS INC.

Unaudited Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Product revenue	$1,975	$1,546	$3,650	$3,318
Service revenue	2,079	1,849	3,823	3,935
Total revenue	4,054	3,395	7,473	7,253

Cost of sales (exclusive of depreciation and amortization shown separately below)	1,403	1,297	2,885	2,817

Gross profit	2,651	2,098	4,588	4,436

Operating expenses
General and administrative	4,122	5,877	9,043	12,414
Sales and marketing	320	590	973	1,220
Depreciation and amortization	145	148	291	323

Total operating expenses	4,587	6,615	10,307	13,957

Operating loss	(1,936)	(4,517)	(5,719)	(9,521)

Non-operating income (expense)
Other expense	(22)	(225)	(24)	(174)
Excess warrant fair value	-	-	-	(6,453)
Change in fair value of warrant liability, net of issuance costs of $645	-	(867)	-	8,761
Other income	28	81	51	156
Loss before income taxes	(1,930)	(5,528)	(5,692)	(7,231)

Net loss	$(1,930)	$(5,528)	$(5,692)	$(7,231)

Net loss per share (basic and diluted)	$(0.60)	$(4.62)	$(2.06)	$(6.40)
Weighted average number of shares of Common Stock outstanding (basic and diluted)	3,227,019	1,197,258	2,767,587	1,129,910